Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Paya Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	10,000,000	(2)	$8.01	(3)	$80,100,000	0.00011020	$8,828

Total Offering Amounts							$80,100,000		$8,828

Total Fee Offsets									—

Net Fee Due									$8,828

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), that become issuable under the Registrant’s Omnibus Incentive Plan (as amended on May 31, 2022, the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	This Registration Statement covers an additional 10,000,000 shares of the Registrant’s Common Stock, which are issuable pursuant to the Plan.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.01, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on October 28, 2022, which date is within five business days prior to the filing of this Registration Statement.